As filed with the Securities and Exchange Commission on October 23, 2018

Registration No. 333-212395

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT NO. 333-212395

UNDER

THE SECURITIES ACT OF 1933

INVUITY, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3803169
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

(269) 385-2600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dylan B. Crotty

President of Commercial Operations

Invuity, Inc.

2825 Airview Boulevard

Kalamazoo, Michigan 49002

(269) 385-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer”, “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☑

This post-effective amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Invuity, Inc., a Delaware corporation (the “Registrant”), removes from registration all shares of the Registrant’s common stock, $0.001 par value per share, preferred stock, $0.001 par value per share, depositary shares, warrants and units (the “Securities”) registered under the Registration Statement on Form S-3 (No. 333-212395), pertaining to the shelf registration of an indeterminate number of such Securities, which was filed with the U.S. Securities and Exchange Commission on July 1, 2016 (the “Registration Statement”).

Pursuant to an Agreement and Plan of Merger, dated September 10, 2018, by and among Stryker Corporation, a Michigan corporation (“Stryker”), Accipiter Corp., a Delaware corporation and a wholly-owned subsidiary of Stryker (“Purchaser”), and the Registrant, Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on October 23, 2018.

In connection with the closing of the Merger, the Registrant has terminated the offering of its Securities pursuant to the Registration Statement. In accordance with the undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration all the Securities registered but not sold under the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on October 23, 2018.

Invuity, Inc.

By:	/s/ Scott Flora
Name: Scott Flora
Title:	Interim President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ William E. Berry, Jr. William E. Berry, Jr.	Director	October 23, 2018

/s/ Spencer S. Stiles Spencer S. Stiles	Director	October 23, 2018